InnerWorkings Announces that Daniel Friedberg Will Step Down from the Board of Directors

CHICAGO, IL - August 15, 2016 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, announced today that Daniel Friedberg has resigned from its Board of Directors.
“Dan was an investor in our company well before joining our Board in March 2014 and had an immediate and positive effect as a director. He has been a very involved and supportive member of the Board and of the committees on which he served,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings.
“I have enjoyed being part of the InnerWorkings Board,” Daniel Friedberg said. “This is a very experienced Board and energized management team, and I see real opportunities for the Company to continue expanding well into the future.”
“Dan has been an important contributor to boardroom discussions,” Jack Greenberg, Chairman of the Board, added. “His advice was particularly influential in strategic discussions and during the development of the global realignment plan adopted at the end of last year, and the benefits of that initiative are still materializing. We are appreciative of Dan’s contribution as part of our Board.”

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.

Contact:
InnerWorkings, Inc.
Bridget Freas
312-589-5613
bfreas@inwk.com